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                                                                  EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-3 of our report, which includes an explanatory paragraph that refers to a change in accounting for external legal costs related to patents, as discussed in Note 3 to the financial statements, dated February 11, 1998, on our audits of the financial statements of Anesta Corp. which appears on Page F-2 of Amendment No. 1 to the Registration Statement on Form S-3 dated December 16, 1998 (No. 333-67687) (the "Registration Statement"). We also consent to the references to our firm under the captions "Experts" and "Selected Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah
December 17, 1998